SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-A
                For Registration of Certain Classes of Securities
                    Pursuant to Section 12(b) or 12(g) of the
                         Securities Exchange Act of 1934

                                 Imergent, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                                        87-0591719
   ------------------------                -------------------------------------
   (State of incorporation)                 (I.R.S. Employer Identification No.)

                            754 E. Technology Avenue
                                Orem, Utah 84097
                    ----------------------------------------
                    (Address of principal executive offices)

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

         Securities Act registration statement file number to which this form relates: Not Applicable

         Securities to be registered pursuant to Section 12(b) of the Act:


         Title Of Each Class                  Name Of Each Exchange On Which
         To Be So Registered                  Each Class Is To Be Registered
         -------------------                  ------------------------------
            Common Stock                            American Stock Exchange



         Securities to be registered pursuant to Section 12(g) of the Act: None.

                 Information Required in Registration Statement


Item 1.  Description of Registrant's Securities to be Registered.

         This statement relates to the registration of the shares of common stock, par value $0.001 per share (the "Common Stock"), of Imergent, Inc., a Delaware corporation (the "Company"), which are to be listed on the American Stock Exchange ("AMEX"). Such shares are presently eligible for quotation on the NASD OTC Bulletin Board ("OTCBB"). Upon the commencement of trading of the Common Stock on the AMEX, the Company intends to cause its Common Stock to be ceased to be quoted on the OTCBB. The shares of our Common Stock will trade on AMEX under the symbol "IIG".

         Holders of the Common Stock are entitled to one vote per share on all matters requiring a vote of stockholders. The holders of the Common Stock are entitled to receive dividends when, as and if declared by the board of directors of the Company and paid out of funds legally available therefore. Upon liquidation or dissolution of the Company, the holders of the Common Stock are entitled to share ratably in the distribution of assets, subject to the rights of the holders of preferred stock, if any. As of the date of this registration statement, the Company has no shares of preferred stock issued or outstanding. Holders of the Common Stock have no preemptive rights, subscription rights or conversion rights, and there are no redemption or sinking fund provisions with respect to the Common Stock.

Item 2.  Exhibits.

         None.



                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                                IMERGENT, INC.


                                                By: /s/  Donald L. Danks
                                                   ---------------------------
                                                   Chief Executive Officer

Dated: August 11, 2004

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